Exhibit 99.1

Press release

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove Chief Financial Officer -or- Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ REPORTS THIRD-QUARTER 2007 RESULTS
REVENUE FOR THE QUARTER INCREASES 10.6%; EPS UP 20%
YEAR TO DATE REVENUE INCREASES 9.3%; EPS UP 22.6%
Cleveland, Ohio (October 25, 2007)—CBIZ, Inc. (NYSE: CBZ) today announced third-quarter results for the period ended September 30, 2007.
CBIZ reported revenue of $151.7 million for the third quarter ended September 30, 2007, an increase of 10.6% over the $137.1 million recorded for the third quarter of 2006. Same-unit revenue for the third quarter increased by 9.3%, or $12.8 million. Revenue from newly acquired operations net of divestitures contributed $1.8 million to revenue growth in the third quarter of 2007 compared with the third quarter a year ago. CBIZ reported income from continuing operations of $3.9 million for the third quarter 2007, or $0.06 per diluted share, compared with $3.6 million, or $0.05 per diluted share in the third quarter of 2006.
During the third quarter, the Company repurchased approximately 847,000 shares of its common stock at a cost of approximately $6.1 million. For the nine-month period ended September 30, 2007, the Company repurchased 4.4 million shares at a cost of approximately $30.7 million.
For the nine-month period ended September 30, 2007, CBIZ reported revenue of $487.6 million, an increase of 9.3%, or $41.3 million over the $446.3 million recorded for the comparable nine-month period a year ago. Same-unit revenue increased by 8.1%, or $36.1 million, for the first nine months of 2007 compared to the same period a year ago. Acquisitions net of divestitures contributed $5.2 million to revenue growth for the first nine months of 2007 compared with the same period a year ago. Income from continuing operations was $25.3 million for the first nine months of 2007, or $0.38 per diluted share, compared with $22.8 million for the first nine months of 2006, or $0.31 per diluted share.
“Revenue growth continues to be strong, and this quarter represents the seventeenth consecutive quarter of same-unit revenue growth for CBIZ,” stated Steven L. Gerard, Chairman and CEO. “The strategic acquisitions we have made in the past twelve months have also contributed to our revenue growth and we continue to actively pursue additional acquisitions in a disciplined manner. For the nine months, the 9.3% total revenue growth achieved is within our 8% to 10% growth goal which we outlined for 2007, and we expect to continue our revenue growth within that range for the balance of the year. In addition, we expect to achieve an increase in earnings per share from continuing operations for the full year that is within a range of a 20% to 25% over the $0.35 recorded for 2006,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-640-9765 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-847-413-4837. A replay of the call will be available starting at 1:00 p.m. (ET), October 25 through midnight (ET), October 29, 2007. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 19349015. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations, healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the Company’s results of operations and the Company’s sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the Company’s common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
     For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands, except percentages and per share data)

		THREE MONTHS ENDED
	SEPTEMBER 30,
	2007	%	2006 (1)%

Revenue	$151,718	100.0%	$137,116	100.0%

Operating expenses	134,787	88.8%	121,739	88.8%

Gross margin	16,931	11.2%	15,377	11.2%

Corporate general and administrative expense	6,370	4.2%	5,568	4.1%
Depreciation and amortization expense	3,823	2.6%	4,077	2.9%

Operating income	6,738	4.4%	5,732	4.2%

Other income (expense):
Interest expense	(981)	-0.6%	(842)	-0.6%
Gain on sale of operations, net	20	0.0%	7	0.0%
Other income, net (3)	746	0.5%	936	0.7%

Total other income (expense), net	(215)	-0.1%	101	0.1%

Income from continuing operations before income tax expense	6,523	4.3%	5,833	4.3%

Income tax expense	2,598		2,258

Income from continuing operations	3,925	2.6%	3,575	2.6%

Loss from operations of discontinued businesses, net of tax	(302)		(5)
Gain on disposal of discontinued businesses, net of tax	1,023		553

Net income	$4,646	3.1%	$4,123	3.0%

Diluted earnings per share:
Continuing operations	$0.06		$0.05
Discontinued operations	0.01		0.01

Net income	$0.07		$0.06

Diluted weighted average common shares outstanding	66,083		70,421

Other data from continuing operations:
EBIT (2)	$7,484		$6,668
EBITDA (2)	$11,307		$10,745

(1)	Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Includes $372 and $473 of net gains attributable to assets held in the Company’s deferred compensation plan for the three months ended September 30, 2007 and 2006, respectively. These gains do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands, except percentages and per share data)

	NINE MONTHS ENDED
	SEPTEMBER 30,
	2007	%	2006 (1)%

Revenue	$487,616	100.0%	$446,269	100.0%

Operating expenses	412,450	84.6%	376,958	84.5%

Gross margin	75,166	15.4%	69,311	15.5%

Corporate general and administrative expense	20,466	4.2%	19,633	4.4%
Depreciation and amortization expense	11,779	2.4%	11,868	2.6%

Operating income	42,921	8.8%	37,810	8.5%

Other income (expense):
Interest expense	(3,372)	-0.7%	(2,499)	-0.6%
Gain on sale of operations, net	125	0.0%	14	0.0%
Other income, net (3)	3,342	0.7%	2,667	0.6%

Total other income, net	95	0.0%	182	0.0%

Income from continuing operations before income tax expense	43,016	8.8%	37,992	8.5%

Income tax expense	17,714		15,219

Income from continuing operations	25,302	5.2%	22,773	5.1%

Loss from operations of discontinued businesses, net of tax	(1,275)		(1,912)
Gain on disposal of discontinued businesses, net of tax	4,713		506

Net income	$28,740	5.9%	$21,367	4.8%

Diluted earnings (loss) per share:
Continuing operations	$0.38		$0.31
Discontinued operations	0.05		(0.02)

Net income	$0.43		$0.29

Diluted weighted average common shares outstanding	66,845		74,406

Other data from continuing operations:
EBIT (2)	$46,263		$40,477
EBITDA (2)	$58,042		$52,345

(1)	Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.

(2)	EBIT represents income from continuing operations before income taxes, interest expense, and gain on the sale of divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

(3)	Includes $1,885 and $673 of net gains attributable to assets held in the Company’s deferred compensation plan for the nine months ended September 30, 2007 and 2006, respectively. These gains do not impact the Company’s “income from continuing operations before income tax expense” as they are directly offset by compensation to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expense.”

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006 (3)	2007	2006 (3)
Revenue
Financial Services	$65,537	$57,692	$227,942	$205,158
Employee Services	41,684	37,106	128,131	115,088
Medical Management Professionals	32,420	29,746	94,144	88,014
National Practices	12,077	12,572	37,399	38,009

Total	$151,718	$137,116	$487,616	$446,269

Gross margin
Financial Services	$6,948	$5,681	$44,507	$39,312
Employee Services	8,084	6,637	27,715	24,104
Medical Management Professionals	5,399	5,491	14,609	14,938
National Practices	922	1,352	3,268	4,814

Total (1)	$16,931	$15,377	$75,166	$69,311
SELECT BALANCE SHEET DATA AND RATIOS

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006 (3)
Cash and cash equivalents	$21,534	$12,971
Restricted cash	$16,888	$17,507
Accounts receivable, net	$121,064	$104,294
Current assets before funds held for clients	$175,278	$168,575
Funds held for clients	$71,846	$84,441
Goodwill and other intangible assets, net	$214,985	$205,917

Total assets	$524,956	$518,283

Current liabilities before client fund obligations	$84,995	$91,444
Client fund obligations	$71,846	$84,441
Convertible notes	$100,000	$100,000
Bank debt	$12,000	$—

Total liabilities	$301,501	$301,705

Treasury stock	$(207,495)	$(176,773)

Total stockholders’ equity	$223,455	$216,578

Debt to equity (4)	50.1%	46.2%
Days sales outstanding from continuing operations (2)	72	66

Shares outstanding	64,538	67,416

Basic weighted average common shares outstanding	65,437	71,004

Diluted weighted average common shares outstanding	66,845	73,052

(1)	Includes operating expenses recorded by corporate and not directly allocated to the business units of $4,422 and $3,784 for the three months ended September 30, 2007 and 2006, and $14,933 and $13,857 for the nine months ended September 30, 2007 and 2006, respectively.

(2)	At September 30, 2006 days sales outstanding (DSO) was 71 days. DSO is provided for continuing operations and represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.

(3)	Certain amounts in the 2006 financial data have been reclassified to conform to the current year presentation to reflect the impact of discontinued operations.

(4)	Ratio is convertible notes and bank debt divided by total equity.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007